Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-38079, 333-49295, 333-49433, 333-60785, 333-61474, 333-62748, 333-65735, 333-65793, 333-72681, 333-80735, 333-86797, 333-85660 and 333-116034) and Form S-8 (Nos. 333-20329, 333-68520, 333-79623, 333-97045 and 333-122824) of Prentiss Properties Trust of our report dated March 14, 2005, except for Note 25, which is as of November 14, 2005, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K of Prentiss Properties Trust dated November 14, 2005.
/s/ PricewaterhouseCoopers
PricewaterhouseCoopers LLP
Dallas, Texas
November 14, 2005

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